Exhibit 99.1

AnBio Therapeutics Ltd

2021 EQUITY INCENTIVE PLAN

1. Purpose; Eligibility.

1.1 General Purpose. The name of this plan is the AnBio Therapeutics Ltd 2021 Equity Incentive Plan (the “Plan”). The purposes of the Plan are to (a) enable AnBio Therapeutics Ltd., an exempted company with limited liability incorporated and existing under the laws of Cayman Islands with registered number 374961 (the “Company”), to attract and retain the types of Service Providers who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Service Providers with those of the shareholders of the Company; and (c) promote the success of the Company’s business.

1.2 Eligible Award Recipients. The persons eligible to receive Awards are the Service Providers of the Group Companies, as approved by the Board.

1.3 Available Awards. Awards that may be granted under the Plan include (a) Incentive Stock Options, (b) Non-Qualified Stock Options, (c) Restricted Stock and (d) Restricted Stock Units.

2. Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable Cayman Islands law, United States federal and state securities laws, the Code and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-Qualified Stock Option, a Restricted Stock Award or a Restricted Stock Unit Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cause” means, unless the applicable Award Agreement provides otherwise, with respect to any Service Provider:

(i) criminal conduct or severe violation of ethical rules or similar acts; (ii) material breach of agreements between Participant and the Company or its subsidiaries (e.g., intellectual property or invention assignment agreement, employment contract, service agreement, non-competition agreement, confidentiality or similar agreement); (iii) misrepresentation or omission of material facts in connection with the Participant’s employment with the Company or its subsidiaries or the services provided to the Company or its subsidiaries; (iv) material breach of customary duties applicable to employees, consultants or directors or failure to comply with the Company’s or its subsidiaries’ polices or code of conduct or reasonable instruction of his or her supervisors; and (v) taking actions having a material adverse effect on the Company’s or its subsidiaries’ brand, goodwill or interest.

The Board, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” means any of the following transactions:

(i) a “Deemed Liquidation Event” as defined in the Company’s Memorandum and Articles of Association;

(ii) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from shareholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company

(iii) any acquisition, reverse takeover, scheme of arrangement, or series of connected transactions ultimately resulting in a reverse takeover or a scheme of arrangement (including but not limited to any tender offer in advance of a takeover or a reverse takeover), in which the Company survives, but (A) the issued securities of the Company immediately before the completion of the transaction are converted or exchanged to other properties in the form of security, cash or otherwise through the transaction; or (B) securities accounting for more than 50% of the total voting rights of the Company’s issued securities at that time are assigned to one or more persons who did not hold any securities immediately preceding the completion of the transaction that results in a reverse takeover or a scheme of arrangement; or (C) the Company issues new voting securities with regard to such transaction and as a result of which persons holding the Company’s voting securities immediately preceding the completion of the transaction no longer hold more than fifty percent (50%) of the voting securities of the Company after the transaction; or

(iv) a one-off acquisition or a series of connected transactions through which (A) the control of the board of directors or the power to appoint a majority of the board members; or (B) the beneficial ownership of securities representing more than fifty percent (50%) of the total voting rights of the Company at that time is obtained by the affiliated group of any person or group (except for employees of one or more group companies or entities established for the benefit of such employees).

Notwithstanding the foregoing, if an Award is subject to Section 409A of the Code, a Change in Control shall not occur with respect to such Award unless such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.

“Code” means the United States Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Competitive Act” means, during a Participant’s Continuous Service and 12 months thereafter (subject to longer non-competition periods set forth in the relevant employment or service agreements), the Participant (i) directly or indirectly establishes, invests or participates in any competing business as an owner, partner, responsible person, shareholder or operator of a Competitor (except for holding not more than 5% of a listed company as a passive investor); (ii) serves as a director, officer, employee, consultant or advisor of any Competitor, or provides services to any Competitor, or (iii) intentionally takes actions benefiting any Competitor.

“Competitor” means any enterprise that competes with or will compete with the business of the Company or its subsidiaries [in the areas in which the Company or its subsidiaries conduct business]. The Board may decide the list of Competitors from time to time.

“Company” means AnBio Therapeutics Ltd., an exempted company with limited liability incorporated and existing under the laws of Cayman Islands with registered number 374961, and any successor thereto.

“Consultant” means any individual who is engaged by the Company or any subsidiary to render consulting or advisory services, whether or not compensated for such services.

“Continuous Service” means that the Participant’s service with the Company or any of its subsidiaries as a Service Provider is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or any of its subsidiaries as a Service Provider or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service.

“Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of the Company or any of its subsidiaries; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Company or any of its subsidiaries for Cause; (iii) any Competitive Acts or the breach of any non-competition, non-solicitation, non-disparagement or other agreement containing restrictive covenants, with the Company or its subsidiaries; (iv) fraud or conduct contributing to any financial restatements or irregularities, as determined by the Board in its sole discretion; or (v) any other conduct or act determined to be materially injurious, detrimental or prejudicial to any interest of the Company or any of its subsidiaries, as determined by the Board in its sole discretion.

“Director” means a member of the Board.

“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Board. Except in situations where the Board is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.10 hereof within the meaning of Section 22(e)(3) of the Code, the Board may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Employee” means any person, including an officer or Director, employed by the Company or a subsidiary; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

“Fair Market Value” means, on a given date, (i) if there is a public market for the Ordinary Shares on such date, the closing price of the shares as reported on such date on the principal national securities exchange on which the shares are listed or, if no sales of shares have been reported on any national securities exchange, then the immediately preceding date on which sales of the shares have been so reported or quoted, and (ii) if there is no public market for the Ordinary Shares on such date, then the fair market value shall be determined by the Board in good faith after taking into consideration all factors which it deems appropriate, including, without limitation, Sections 409A and 422 of the Code.

“Grant Date” means the date on which the Board adopt a resolution, or take other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Managers” means the founders of the Company, namely Junyuan Wang, Bing Yan, and Lihua Zheng, and any other individuals appointed by the Board.

“Non-Qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option granted pursuant to the Plan.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Option Exercise Price” means the price at which an Ordinary Share may be purchased upon the exercise of an Option.

“Ordinary Shares” means the ordinary shares, $0.0001 par value per share, of the Company.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Permitted Transferee” means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; or (b) such other transferees as may be permitted by the Board in its sole discretion.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Plan” means this AnBio Therapeutics Ltd 2021 Equity Incentive Plan.

“PRC” means the People’s Republic of China, excluding Hong Kong, Macau and Taiwan for the purpose of this Plan.

“Restricted Period” has the meaning set forth in Section 7.

“Restructuring Agreement” means the Restructuring Framework Agreement (重组框架协议 in Chinese) entered into by the Company, AnBio Inc., AnBio Therapeutics (HK) Limited, AnHeart Hangzhou, Decheng Anbio Limited, Vertex Ventures China IV, L.P., 杭州德佳诚誉投资合伙企业(有限合伙), 深圳市招商招银股权投资基金合伙企业（有限合伙）, 嘉兴力鼎昌煜股权投资合伙企业(有限合伙), 杭州复林创业投资合伙企 业(有限合伙), Repulse Bay Associate Corp, and other relevant parties thereto dated September 22, 2021.

“Service Providers” means the Employees, Consultants, Directors, supervisors, technology licensors and project cooperation parties for the Company or any of its subsidiaries, in each case, approved by the Board.

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or of any of its Affiliates.

“Transaction Agreements” has the meaning it is given in that certain Series B Preferred Share and Warrant Purchase Agreement on August 30, 2021, by and among the Company and the other parties thereto.

3. Administration.

3.1 Authority of the Board. Subject to the terms of the Plan, the Company’s Memorandum and Articles of Association and Transaction Agreements and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Board shall have the authority:

(a) to construe and interpret the Plan and any related documents and apply its provisions;

(b) to approve the size of the option pool and any changes thereto;

(c) to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(d) from time to time to select, subject to the limitations set forth in the Plan, those Participants to whom Awards shall be granted and to determine the number of the Awards to be granted to each Participant;

(e) to determine the number of Ordinary Shares to be made subject to each Award;

(f) to determine whether each Option is to be an Incentive Stock Option or a Non-Qualified Stock Option;

(g) to determine the termination of Continuous Service, the termination for Cause, and the achievement of performance targets;

(h) to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(i) to approve the fair market value of the shares;

(j) to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(k) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(l) to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(m) to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(n) to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(o) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

If any Manager is the Participant under the Plan and also the Director, with respect to the matters of Awards granted to such Manager under the Plan, the Manager shall not vote at the Board’s meeting. Such matters shall be approved by the majority of the remaining Directors, subject to the Company’s Memorandum and Articles of Association and Transaction Agreements.

3.2 Acquisitions and Other Transactions. The Board may, from time to time, assume outstanding awards granted by another entity, whether in connection with an acquisition of such other entity or otherwise, by either (i) granting an Award under the Plan in replacement of or in substitution for the award assumed by the Company, or (ii) treating the assumed award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such assumed award shall be permissible if the holder of the assumed award would have been eligible to be granted an Award hereunder if the other entity had applied the rules of the Plan to such grant. The Board may also grant Awards under the Plan in settlement of or in substitution for outstanding awards or obligations to grant future awards in connection with the Company or an Affiliate acquiring another entity, an interest in another entity, or an additional interest in an Affiliate whether by merger, share purchase, asset purchase or other form of transaction.

3.3 Board Decisions Final. All decisions made by the Managers pursuant to the provisions of the Plan shall be subject to the Board’s discretion; the Board’s decisions shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.4 Delegation. The Managers may delegate administration of the Plan to any person or persons if such delegation is approved by the Board. The Board and Managers shall have the power to delegate to a subcommittee any of the administrative powers the Board or Managers are authorized to exercise (and references in the Plan to the Board or the Managers shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Managers’ authorities at any time and revest in the Board the administration of the Plan. The Managers shall act pursuant to a vote of the majority of its members or, in the case where there are only two Managers, the unanimous consent of the Managers, whether present or not, or by the written consent of the majority of the Managers and minutes shall be kept of all of their meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Managers may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

3.5 Managers Composition. The Managers shall consist of the Founders of the Company, Junyuan Wang, Bing Yan, and Lihua Zheng, unless otherwise determined by the Board.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as Directors or Managers, and to the extent allowed by Applicable Laws, the Managers and Directors shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Managers or the Directors may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Managers or the Directors in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Managers or the Directors in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Managers or Directors did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Managers or Directors shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4. Shares Subject to the Plan.

4.1 Subject to adjustment in accordance with Section 11, a total of 2,492,660 Ordinary Shares shall be available for the grant of Awards under the Plan, and upon the closing of the Share Subscription of Flip-up Shareholders (in Chinese 上翻轮股东增资交易) pursuant to Section 2.10 of the Restructuring Agreement, the total Ordinary Share available for the grant of Awards under the Plan shall be adjusted to 4,985,320. The Company shall keep available at all times the number of Ordinary Shares required to satisfy such Awards.

4.2 Ordinary Shares available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

4.3 Any Ordinary Shares subject to an Award that is canceled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option or (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation.

4.4 If the Board authorize the assumption of awards pursuant to Section 3.2 or Section 12.1 hereof, the assumption will reduce the number of shares available for issuance under the Plan in the same manner as if the assumed awards had been granted under the Plan.

5. Eligibility.

5.1 Eligibility for Specific Awards. Incentive Stock Options may be granted to Service Providers only.

5.2 Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Ordinary Shares at the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

6. Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-Qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Ordinary Shares purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1 Term. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of eight years from the Grant Date. The term of a Non-Qualified Stock Option granted under the Plan shall be determined by the Board; provided, however, no Non-Qualified Stock Option shall be exercisable after the expiration of eight years from the Grant Date.

6.2 Exercise Price of an Incentive Stock Option. With respect to Incentive Stock Options held by U.S. taxpayers, subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Ordinary Shares subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code. With respect to Incentive Stock Options held by non-U.S. taxpayers, the Option Exercise Price of Incentive Stock Options shall be determined by the Board.

6.3 Exercise Price of a Non-Qualified Stock Option. The Option Exercise Price of each Non-Qualified Stock Option shall be not less than 100% of the Fair Market Value of the Ordinary Shares subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-Qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.4 Method of Exercise. The Option Exercise Price shall be paid, to the extent permitted by Applicable Laws, either (a) in cash or (b) any other form of consideration that may be approved by the Board; in either case, within 30 days from receiving Managers’ approval of the Participant’s exercise request. Unless otherwise specifically provided in the Option, the Option Exercise Price that is paid with the Board’s approval by delivery to the Company of other Ordinary Shares acquired, directly or indirectly from the Company, shall be paid only by Ordinary Shares that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

6.5 Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

6.6 Transferability of a Non-Qualified Stock Option. A Non-Qualified Stock Option may, in the sole discretion of the Board, be transferable to a Permitted Transferee, upon written approval by the Board or to the extent provided in the Award Agreement. If the Non-Qualified Stock Option does not provide for transferability, then the Non-Qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.7 Vesting of Options. For the Participants other than the Consultants, unless otherwise approved by the Board, the Option will become vested and exercisable over four years, with the Option vesting each year no more than 25%; and unless otherwise approved by the Board, for the Participants other than the Consultants, the vesting schedule will be as follows: 25% of the Option will vest on the first anniversary of the Grant Date and 6.25% of the Option shares will vest on a quarterly basis thereafter, subject to the Participant’s Continuous Service through the applicable vesting date. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of Ordinary Shares. The Board may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

6.8 Termination of Continuous Service other than for Cause, Death, Disability.

In the event that a Participant’s Continuous Service terminates for reasons other than (i) for death or Disability or (ii) for Cause, and provided that no circumstance under Section 6.9 or Detrimental Activity hereof occurred on the part of such Participant, unless otherwise provided in an Award Agreement or approved by the Board:

(a) all unvested Options shall immediately terminate and cease to be exercisable;

(b) the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

If the Optionholder applies to exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), the Board has the right (but not obligation) to send the notice to the Optionholder to pay in cash to the Optionholder as an alternative:

(1)

if the termination of the employment is due to incompetence or failure to pass performance assessment (“Termination Event of Incompetence”), at a price equal to 25% of the Fair Market Value on the date when the Board send the notice minus the Option Exercise Price;

(2)

if the termination of the employment is due to (i) the Optionholder’s resignation, (ii) Optionholder’s failure to renew an employment contract or service agreement upon expiry, (iii) the involuntary termination of the Optionholder due to material changes to the Group Companies (e.g., Change in Control, merger, division), (iv) the Optionholder’s retirement after reaching statutory retirement age or retirement age provided by the Group Companies, or (v) a termination for any other reason except for Termination Event of Incompetence (“Other Termination Events”), at a price equal to 50% of the Fair Market Value on the date when the Board send the notice minus the Option Exercise Price;

For the part of the Option that the Board has determined to pay in cash as an alternative, such Option shall be deemed as not exercised and immediately terminate.

(c) Exercised Option Shares are subject to repurchase as determined by the Board at a price calculated based upon the conditions of such termination of Continuous Service.

(1)

In the event of the termination of the Continuous Service of an Optionholder by the Company or its subsidiary due to the Termination Event of Incompetence, in the discretion of the Company or its subsidiary, exercised Option Shares are subject to repurchase as determined by the Board at a price equal to the higher of (i) 25% of the Fair Market Value on the date when the Board sends the repurchase notice to the Optionholder; or (ii) the Option Exercise Price;

(2)

In the event of Other Termination Events, exercised Option Shares are subject to repurchase as determined by the Board at a price equal to the higher of (i) 50% of the Fair Market Value on the date when the Board sends the repurchase notice to the Optionholder; or (ii) the Option Exercise Price .

6.9 Termination for Cause; Competitive Acts; Confidentiality;.

In the event that a Participant’s Continuous Service terminates for Cause, a Participant commits a Competitive Act, a Participant breaches confidentiality obligations under an Award Agreement:

(a) all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable;

(b) exercised Option Shares will be subject to mandatory repurchase at the Option Exercise Price; if the circumstance is severe, at the lower of (i) the Option Exercise Price or (ii) corresponding value of the net assets of the Company with respect to the Option. All the fees, costs and taxes arising from such repurchase shall be borne by the Optionholder.

6.10 Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that such Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, provided that no circumstance under Section 6.9 or Detrimental Activity hereof occurred on the part of such Participant:

(a) all unvested Options shall immediately terminate and cease to be exercisable;

(b) the Optionholder (or the Optionholder’s legal guardian or custodian) may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date three months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

If the Optionholder (or the Optionholder’s legal guardian or custodian) applies to exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), the Board has the right (but not obligation) to send the notice to the Optionholder (or the Optionholder’s legal guardian or custodian) to pay in cash as an alternative at a price equal to 50% of the Fair Market Value on the date when the Board send the notice minus the Option Exercise Price;

For the part of the Option that the Board has determined to pay in cash as an alternative, such Option shall be deemed as not exercised and immediately terminate.

(c) Exercised options are subject to repurchase as determined by the Board at a price equal to the higher of (i) 50% of the Fair Market Value on the date when the Board sends the repurchase notice to the Optionholder; or (ii) the Option Exercise Price.

6.11 Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event such Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, provided that no circumstance under Section 6.9 or Detrimental Activity hereof occurred on the part of such Participant:

(a) all unvested Options shall immediately terminate and cease to be exercisable;

(b) the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death (“Successor”), but only within the period ending on the earlier of (a) the date three months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

If the Successor applies to exercise his or her Option (to the extent the Optionholder was entitled to exercise such Option as of the date of death), the Board has the right (but not obligation) to send the notice to the Successor to pay in cash as an alternative at a price equal to 50% of the Fair Market Value on the date when the Board send the notice minus the Option Exercise Price;

For the part of the Option that the Board has determined to pay in cash as an alternative, such Option shall be deemed as not exercised and immediately terminate.

(c) Exercised Option Shares are subject to repurchase as determined by the Board at a price equal to the higher of (i) 50% of the Fair Market Value on the date when the Board sends the repurchase notice to the Optionholder; or (ii) the Option Exercise Price.

6.12 Notwithstanding anything to the contrary, the Board does not have the right to adopt the cash payment settlement or repurchase the exercised Option Shares under Sections 6.8, 6.10 and 6.11 after the initial public offering (the “IPO”) of the Company. The disposal of the Option Shares under Section 6.8 to 6.11 are also subject to the Securities Act and other relevant Applicable Laws after the Company consummates the IPO.

6.13 Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options.

6.14 Detrimental Activity. Unless otherwise provided in an Award Agreement, all outstanding Option Shares (whether or not vested) shall immediately terminate and cease to be exercisable on the date on which an Optionholder engages in Detrimental Activity.

7. Restricted Awards. A Restricted Award is an Award of actual Ordinary Shares (“Restricted Stock”) or an Award of hypothetical Ordinary Shares (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of Ordinary Shares. Restricted Awards may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Board shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

7.1 Restricted Stock. Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Managers determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Managers may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Managers, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award Agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, (A) the Participant shall appoint AnBio Inc. as its proxy to vote such Restricted Stock by a proxy agreement in the form and substance to the satisfaction of [the Company and AnBio Inc]; and (B) any dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Board. The dividends so withheld by the Company and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Board, in Ordinary Shares having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

7.2 Restricted Stock Units. The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No Ordinary Shares shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

7.3 Restrictions.

(a) Restrictions on Restricted Stock. Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the share certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.

(b) Restrictions on Restricted Stock Units. Restricted Stock Units awarded to a Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period and satisfaction of any applicable performance goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(c) Board Discretion to Remove Restrictions. The Board shall have the authority to remove any or all of the restrictions on the Restricted Stock or Restricted Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the Grant Date, such action is appropriate.

7.4 Restricted Period. The Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Board in the applicable Award Agreement; provided, however, that notwithstanding any such vesting dates, the Board may in its sole discretion accelerate the vesting of any Restricted Award at any time and for any reason. The Board may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.

7.5 Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 7.3(a) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one Ordinary Share for each outstanding Restricted Stock Unit; provided, however, that if explicitly provided in the Award Agreement, the Board may, in its sole discretion, elect to pay cash or part cash and part Ordinary Shares in lieu of delivering Ordinary Shares for vested Restricted Stock Units. If a cash payment is made in lieu of delivering Ordinary Shares, the amount of such payment shall be equal to the Fair Market Value of the Ordinary Shares as of the date on which the Restricted Period lapsed.

No Restricted Award may be granted or settled for a fraction of an Ordinary Shares.

8. Securities Law Compliance.

8.1 Securities Registration. No Awards shall be granted under the Plan and no Ordinary Shares shall be issued and delivered upon the exercise of Options granted under the Plan unless and until the Company and/or the Participant have complied with all applicable Cayman Islands and U.S. federal and state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

8.2 Representations; Legends. The Managers may, as a condition to the grant of any Award or the exercise of any Option under the Plan, require a Participant to (i) represent in writing that the Ordinary Shares received in connection with such Award are being acquired for investment and not with a view to distribution and (ii) make such other representations and warranties as are deemed appropriate by counsel to the Company. Each certificate representing Ordinary Shares acquired under the Plan shall bear a legend in such form as the Company deems appropriate.

9. Use of Proceeds from Ordinary Shares. Proceeds from the sale of Ordinary Shares pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

10. Miscellaneous.

10.1 Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

10.2 Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to an Award unless and until such Participant has satisfied all requirements for exercise or settlement of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Ordinary Shares certificate is issued, except as provided in Section 11 hereof.

10.3 No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the Memorandum and Articles of Association of the Company or an Affiliate, and any applicable provisions of the corporate law of the jurisdiction in which the Company or the Affiliate is incorporated, as the case may be.

10.4 Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Managers otherwise so provide in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

10.5 Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Managers, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Ordinary Shares under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Ordinary Shares from the Ordinary Shares otherwise issuable to the Participant as a result of the exercise or acquisition of Ordinary Shares under the Award, provided, however, that no Ordinary Shares are withheld with a value exceeding the amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered Ordinary Shares of the Company.

10.6 Compliance of Laws. All allotments and issues of Ordinary Shares pursuant to the Plan shall be subject to any necessary consent, registration and approval under the relevant laws and regulations for the time being in the PRC, including but not limited to any registration required by the foreign exchange authority in the PRC. A Participant shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction for or in connection with the grant of an Award or exercise thereof. The Company shall not be responsible for any failure by a Participant to obtain any such consent or for any tax or other liability to which a Participant may become subject as a result of his or her participation in the Plan.

11. Adjustments Upon Changes in Ordinary Shares. In the event of changes in the outstanding Ordinary Shares or in the capital structure of the Company by reason of any share or extraordinary cash dividend, share split, reverse share split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Option Shares and the maximum number of Ordinary Shares subject to Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of Ordinary Shares or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 11, unless the Board specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Board shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 11 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-Qualified Stock Options, ensure that any adjustments under this Section 10 will not constitute a modification of such Non-Qualified Stock Options within the meaning of Section 409A of the Code.

12. Effect of Change in Control.

12.1 In the event of a Change in Control, the Board may, but shall not be obligated to:

(a) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of any Award;

(b) cancel Awards and cause to be paid to the holders of vested Awards the value of such Awards, if any, as determined by the Board, in its sole discretion, it being understood that in the case of any Option with an Option Exercise Price that equals or exceeds the price paid for Ordinary Shares in connection with the Change in Control, the Board may cancel the Option without the payment of consideration therefor;

(c) provide for the issuance of substitute Awards or the assumption or replacement of such Awards; or

(d) provide written notice to Participants that for a period of at least ten days prior to the Change in Control, such Awards shall be exercisable, to the extent applicable, as to all Ordinary Shares subject thereto and upon the occurrence of the Change in Control, any Awards not so exercised shall terminate and be of no further force and effect.

12.2 The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

13. Amendment of the Plan and Awards.

13.1 Amendment of the Plan. The Board at any time, and from time to time, may amend or terminate the Plan, subject to the Board and/or shareholder approval requirements in the Company’s Memorandum and Articles of Association and the Transaction Agreements. However, except as provided in Section 11 relating to adjustments upon changes in Ordinary Shares, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws, the Company’s Memorandum and Articles of Association and the Transaction Agreements. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

13.2 Shareholder Approval. The Board shall submit any other amendment to the Plan for shareholder approval in accordance with the Company’s Memorandum and Articles of Association and the Transaction Agreements.

13.3 Contemplated Amendments. It is expressly contemplated that the Board may, subject to shareholder approval, amend the Plan in any respect the Board deems necessary or advisable to provide eligible Service Providers with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

13.4 No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

13.5 Amendment of Awards. The Board at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Board may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

14. General Provisions.

14.1 Clawback; Forfeiture. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, provide in an Award Agreement or otherwise that the Board may cancel such Award if the Participant has engaged in or engages in any Detrimental Activity. The Board may, in its sole discretion, also provide in an Award Agreement or otherwise that (i) if the Participant has engaged in or engages in Detrimental Activity, the Participant will forfeit any gain realized on the vesting, exercise or settlement of any Award, and must repay the gain to the Company and (ii) if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with Applicable Laws.

14.2 Remedies. In the case that the Participant has engaged in or engages in Detrimental Activity, the Company shall be entitled to obtain a preliminary and permanent injunction and any other appropriate equitable relief. Nothing contained in this Section 14.2 shall prohibit the Company from pursuing any remedies in addition to injunctive relief, including recovery of damages.

14.3 Repurchase Rights. Any grant, vesting and/or exercise of any Award under the Plan may contain restrictions on the transferability of Ordinary Shares acquired under the Plan (such as a right of first refusal or a prohibition on transfer) and such shares may be subject to call rights and drag-along rights of the Company and certain of its investors. The Company shall also have any repurchase rights set forth in any Award Agreement.

14.4 Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Managers shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

14.5 Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Ordinary Shares or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.

14.6 No Fractional Shares. No fractional Ordinary Shares shall be issued or delivered pursuant to the Plan. The Board shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional Ordinary Shares or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

14.7 Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Board may deem advisable.

14.8 Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Board or Managers shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Managers will have any liability to any Participant for such tax or penalty.

14.9 Dispositions. Prior to the IPO, no Option or Option Shares, Restricted Stock or Restricted Stock Unit may be sold, transferred, pledged, encumbered, or disposed of in any way by the Participant, except by will or the laws of descent and distribution, or pursuant to the Award Agreement or otherwise approved by the Board. For avoidance of doubt, any disposal without approval from the Board shall be regarded as void, and is not binding upon the Company or the Managers, and the Participant shall no longer enjoy the interests of such Option/Option Shares, Restricted Stock or Restricted Stock Unit to be disposed of.

14.10 Public Offering. After the IPO, subject to relevant restrictions under the Plan, the Award Agreements, and Applicable Laws (including without limitation of the lockup period) , the Participant is entitled to sell, transfer or otherwise dispose of the exercised Option Shares, vested Restricted Stock or settled Restricted Stock Unit. The specific procedures thereof will be otherwise determined by the Board by then.

14.11 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Board and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

14.12 Priority Rights. The rights and interests in and to the Incentive Stock Options and underlying Ordinary Shares held by Participants shall be subject to the priority rights and other interests of investors in the Company as agreed under the Transaction Agreements.

14.13 Expenses. The costs of administering the Plan shall be paid by the Company.

14.14 Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

14.15 Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

14.16 Non-Uniform Treatment. The Board and the Managers’ determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Board and the Managers shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

15. Termination or Suspension of the Plan. The Plan shall terminate automatically on January 1, 2029. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 13.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

16. Choice of Law. The law of the state of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

17. Effective Date. The Plan shall take effect retroactively from September 24, 2021.

As adopted by the Board of Directors of AnBio Therapeutics Ltd on [DATE].

As approved by the shareholders of AnBio Therapeutics Ltd on [DATE].